Exhibit (e)(3)

ORACLE®

AMENDMENT NO. 1 TO CONFIDENTIAL DISCLOSURE AGREEMENT FOR STRATEGIC MATTERS

This Amendment No. 1 (“Amendment”) to the Confidential Disclosure Agreement For Strategic Matters (“Agreement”), dated as of October 15, 2021, by and between Oracle Corporation (“Oracle”) located at 500 Oracle Parkway, Redwood City, California 94065 and Cerner Corporation (“Company”), is entered into by the parties as of the effective date listed below (“Amendment Effective Date”) and amends the Agreement as follows:

1. Section 6 of the Agreement (Return of Materials; Termination) is hereby deleted in its entirety and replaced with the following:

Promptly upon written request from the disclosing party, the receiving party shall promptly return or destroy (at the receiving party’s option) all copies of the Evaluation Material in its or its Representatives’ possession, provided, that the receiving party shall only be required to use commercially reasonable efforts to return or destroy any Evaluation Material created pursuant to its or its Representatives’ standard electronic backup and archival procedures. Notwithstanding the foregoing, the receiving party and each of its Representatives may each retain one copy of the Evaluation Material to show compliance with this Agreement or to comply with applicable law, rule or regulation (or, in the case of a party’s advisors, professional standards). Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality. This Agreement and all rights and obligations hereunder shall terminate on the second anniversary of the Amendment Effective Date; provided, however, that (i) sections 4 and 6 through 10 shall survive any termination of this Agreement and (ii) confidentiality obligations for all Evaluation Material that constitutes a trade secret shall survive until such information is no longer deemed a trade secret.

2. The following is hereby inserted as Section 11 of the Agreement: 11: (Designated Contacts for each Party)

Oracle has provided a list of names and titles of its employees as set forth on Exhibit A attached hereto who will be the only employees of Oracle who receive Evaluation Material or otherwise participate in the diligence process to evaluate a potential Transaction. Prior to any additional employees of Oracle being included to participate in the evaluation of the Transaction and added to Exhibit A, Oracle shall receive the written consent of the Company to include such employees on Exhibit A, such consent not to be unreasonably withheld.

ORACLE CORPORATION

By:	/s/ Nick YuAn
Name:	Nick YuAn
Title:	AUTHORIZED SIGNATORY
Amendment Effective Date: 12/4/21

CERNER CORPORATION

By:	/s/ Daniel P. Devers
Name:	Daniel P. Devers
Title:	EVP and Chief Legal Officer
Address:	2800 Rockcreek Parkway
Kansas City, MO 64117

EXHIBIT A

LIST OF ORACLE EMPLOYEES SUBJECT TO PARAGRAPH 11

Doug Kehring / EVP, Corporate Operations

Nick Yuan / VP, Corporate Development

Charles Ng / Sr. Manager, Corporate Development

Doug Smith / SVP, Strategic Partnership

Brian Higgins / SVP & Associate General Counsel

Rik Gadhia / Corporate Counsel

Dimos Dakanalis / Anti-trust Counsel

Michael Clancy / SVP, Public Sector Legal

Mark Partin / VP, Privacy

Nady Nikonova / Sr. Anti-trust counsel

David Boyle / Sr. Anti-trust counsel

Mike Sicilia / EVP, Vertical Industries

Brian Bowman / SVP, Central Development Services

Mike Prindle / VP, Cloud Architecture

Alec Glorieux / SVP, Operations

Stephanie Trunzo / SVP, Healthcare

Jennifer Birk / EVP, Operations

Edward Screven / EVP, Chief Corporate Architect

Craig Stephen / SVP, R&D

Corey West / EVP & Chief Accounting Officer

Scott Gawel / SVP & Corporate Controller

Ivgen Guner / EVP, Global Business Finance

Matt Stirrup / SVP, Finance, Corp FP&A, OCI & Cloud Ops

Nitin Gupta / Sr. Director, Accounting

Pallavi Keshavamurthy / Sr. Director, Rev Rec

Greg Hilbrich / EVP, Tax

Robert May / Assistant Treasurer & VP, Tax & Treasury

Sangita Mata / Assistant Treasurer & VP, International Tax & Treasury

Frederic Enea / Director, Tax & Treasury

Margaret Lukes / VP, Tax

JB Fanelli / Director, Tax

Rich Allison / EVP, Global Practices and Risk Management

Scott Toth / SVP, Global Pricing

Ellen Eder / SVP, Global Practices

Merkna Chee / Sr. Director, Pricing

Peter Shott / SVP, HR

Debra Carris / Director, M&A HR